LETTER OF INTENT

THIS LETTER OF INTENT is made and entered into this 22nd day of February 2006, by and among Amera Link, a Nevada corporation (“AL”), 518 Media, Inc. a California corporation (“518”), and based on the following:

Premises

A.    AL is a publicly held company which has 25,000,000 authorized common stock 7,000,000 of which are issued and outstanding.

B.    AL has no assets or liabilities and is current in its reporting obligations.

C.    518 is a recently formed California corporation which intends to acquire and/or currently owns or has rights to the property set for on the attached Exhibit A.

D.    The parties wish to combine in order to afford 518 access to the public capital markets and provide eventual liquidity to 518 shareholders.

Agreement

Based upon the foregoing premises, which are incorporated herein by this reference, the parties enter into this Letter of Intent on the following principal terms and conditions:

1.    Acquisition. Subject to the terms set forth below, AL would acquire all of the issued and outstanding shares of 518 to combine their business activities with AL being the parent and 518 being a wholly owned subsidiary of AL. In connection with such reorganization, the shareholders of 518 would receive 5,300,000 restricted common shares of AL, pro rata.

2.    Principal Conditions Precedent to Completion of this Transaction. Completion of the transactions contemplated by this Letter of Intent is subject to the following conditions precedent:

(a)    the negotiation of a definitive agreement(s) as set forth in paragraph 6 below;

(b)    the approval, to the extent required by governing law, of the merger by the shareholders of AL and/or 518;

(c)    the delivery by 518 of audited financial statements meeting the requirements of Regulation SB of the Securities Act and GAAP, that the shareholders of 518 have retained all of the net income generated to date by the assets of 518.

(d)    the re-organization of AL, before taking into account item (e), so that at closing there are 8,534,000 shares outstanding and no options or other share rights outstanding. Included in this reorganization would be a sixty-to-one forward split of the existing 26,000 shares of unlegended common stock.

(e)    the completion of a private placement offering at $0.40 per share, minimum of $400,000 dollars and a maximum of $600,000 with the following terms:

(i) $0.40 per share.

(ii) restricted common stock.

(iii) 50% warrant coverage, two year, $0.80 per share exercise price.

(iv) piggyback registration rights.

(v) Principle fundraising completed by Liberty and Associates.

(vi) Commissions may be payable. (f) the board of directors of AL and 518 shall be reconstituted to include Peter Langs, Wayne Mogel, Frank DeMille, Gerard Casale, and a nominee of AL

(g)    AL and 518 enter into employment agreements with Peter Langs; Wayne Mogel; Frank DeMille and Gerard Casale acceptable to AL.

3.    Post Closing Covenants. AL shall take the following action immediately after or in conjunction with the closing of the transactions contemplated hereby: (a) change the name of the corporation to 518 Media or otherwise as requested by 518 (b) file within 4 days of closing the required reports with the Securities Exchange Commission. (c) application for symbol and pink sheet listing.

4.    Term. This Letter of Intent shall remain effective until April 30, 2006.

5.    Mutual Access to Information and Confidentiality. Each party will give to the other, and to its employees, counsel, accountants, potential financing sources and other representatives, access to all properties, books, contracts, documents and records with respect to their affairs as a party may reasonably request in connection with matters relating to the transaction. Each party will ensure that all confidential information that such party or any of their respective officers, directors, employees, counsel, accountants, potential financing sources or other representatives may now possess or may hereafter obtain relating to the other party or any constituent entity of 518 shall not be published, disclosed or made accessible by any of such persons to any other person at any time or used by any of such persons for any purpose other than in connection with the structuring and negotiation of the transaction.

6.    Negotiation of Definitive Agreement. Upon the acceptance of this letter of intent by the parties, the parties agree promptly to proceed to negotiate in good faith a definitive agreement, and other documents contemplated hereby (collectively the “Definitive Agreements”), which will reflect more specifically the understandings outlined in this Letter of Intent as well as other matters, issues, terms and/or conditions not contained herein. The Definitive Agreement will contain and provide among other items the following:

(a)    such terms, conditions, covenants, representations, warranties, indemnifications and other provisions as each of the parties believes are necessary or appropriate to safeguard the respective interests of the parties; and

(b)    that the obligations of the parties to consummate the merger shall be subject to a number of conditions, including (i) approval of the Definitive Agreement by the board of directors of the parties; (ii) to the extent required, approval by the shareholders of AL and/or 518; (iii) receipt of any required approvals from governmental and regulatory agencies on terms acceptable to the parties, (iv) receipt of all other necessary consents; and (iv) no material adverse change having occurred with respect to the financial condition, business operations or prospects of 518 or AL.

7.    Actions by 518. In consideration of the expenditure of time and effort by AL in the due diligence investigation of 518 and the negotiation of definitive agreements respecting the transaction contemplated hereby, from and after the date of this Letter of Intent and until the earlier of either the closing of the transaction contemplated hereby in accordance with such agreements or the termination of the negotiation of definitive agreements or the failure to execute such definitive agreements by April 30, 2006, 518 or the discovery of the inability of the AL party to perform hereunder in any material way or the mutual agreement of the parties to terminate this Letter of Intent, shall not, directly or indirectly:

(a)    enter into any transaction with any party other than AL relative to the sale, lease, or other transfer of its business and assets;

(b)    solicit or encourage submission of inquiries, proposals, or offers from any other party relative to the sale, lease, or other transfer of its business and assets;

(c)    provide further information to any party other than AL relating to any possible sale, lease, or other transfer of its business and assets; or

(d)    disclose to any third-party, other than 518’s attorneys or other professional advisors on a confidential basis, the 518’s willingness to sell, lease, or otherwise transfer its business or assets or discuss the existence or substance of this Letter of Intent with any such third-party.

If at any time during the period described above, 518 receives an offer or proposal relating to the possible purchase, lease, or other acquisition of its business or assets, or any part thereof, it will immediately notify AL of said offer or proposal, the identity of the party making the offer or proposal, and the specific terms of such offer or proposal.

8.    Costs. Each of the parties will pay its own costs and expenses associated with the negotiation, preparation, execution, and delivery of the definitive agreements and the consummation of the transaction.

9.      No Binding Agreement Regarding the Transaction. This letter of intent constitutes only a statement of the current intentions of the parties and does not constitute a binding obligation, except to the extent expressly provided in this Agreement. No contract or agreement of any nature, express or implied, providing for or relating to the transaction shall be deemed to exist unless and until a Definitive Agreement(s) has been executed. Notwithstanding the foregoing, paragraphs 4, 5, 7, and 8 of this letter of intent are agreed by the parties to be fully binding on the parties hereto. Neither this paragraph 10 nor any other provision of this letter of intent may be waived or amended except by written consent of all parties, which consent shall specifically refer to this paragraph (or such other provision) and explicitly state such waiver or amendment. Each of the parties represent that this letter of intent does not violate, breach, conflict with or otherwise contravene the provisions of any existing agreement, commitment or debt instrument of such party.

10.    Governing Law. This letter of intent is solely for the benefit of 518 and AL. The provisions of this letter of intent shall be governed by, and shall be interpreted under, the laws of the state of California, without giving effect to such state’s choice of law provisions.

11.    General. The foregoing sets forth the principal terms of the proposed transaction. The completion of the transaction will be subject to a number of customary conditions, including the satisfactory completion of legal due diligence, the negotiation and execution of mutually agreeable definitive agreements, securing any requisite third-party consents, and the absence of any litigation or other governmental proceeding which could result in a material adverse effect on either of the parties or which seeks to enjoin the consummation of the transaction. However, by signing this agreement, we all agree to use our respective best efforts to proceed as quickly as possible with the negotiation, preparation, execution, and delivery of definitive agreements and the consummation of the transaction, recognizing that the complexities of the transaction will require time for the necessary business, legal, and accounting review.

12.    Advance. Upon execution of the letter of intent, 518 will advance $20,000 to AL to help defer the cost of completing the transaction. If the transaction is consummated 518 will get credit for the $20,000 against the delivery of assets set forth in paragraph 2(c). If the transaction is not consummated then AL will deliver 425,000 shares of AL restricted common stock with piggy-back registration rights to 518 as repayment of the advance and distribute such shares according to 518 instructions.

DATED as of the date first above written.

Amera Link		518 Media, Inc.

By:	/s/ Robert Freiheit	By:	/s/ Peter Langs
	Robert Freiheit, President		Peter Langs, President

Exhibit A - 518 Media Inc. Proforma -
CONFIDENTIAL as of 1-24-06

	Jan 24, '06	Dec 31, '05
ASSETS
Current Assets

	3,674.06	1,991.82
	100.03	100.03
Cash	3,774.09	2,091.85
Accounts Receivable
Accounts Receivable	2,600.00	0.00
Total Accounts Receivable	2,600.00	0.00
Total Current Assets	6,374.09	2,091.85
Other Assets
Sasquatch D Gang Member Rights	10,379.00
Wild Blue Yonder Digi Beta Mast	1,867.67
COBRA VERDE 2 prt mtrls	7,063.67	7,063.67
FITZCARRALDO 2 prt mtrls	9,129.17	9,129.17
LESSONS OF DARKNESS 1 print	6,070.61	6,070.61
NOSFERATU 3 PRINTS	10,580.69	10,580.69
WHEEL OF TIME - 1 Digi Beta	1,025.66	1,025.66
WILD BLUE YONDER 5 prints	7,458.74	7,458.74
WILD BLUE YONDER RIGHTS	80,000.00	80,000.00
Options for Software/Electronic Game/Dalles Dox	0.00	0.00

Total Other Assets	133,575.21	121,328.54
TOTAL ASSETS	139,949.30	123,420.39